UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 1)

INCREDIMAIL LTD.

(Name of Issuer)

ORDINARY SHARES, PAR VALUE NIS 0.01 PER SHARE

(Title of Class of Securities)

M5364E 104

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s)
Page 1 of 7 Pages

CUSIP No. M5364E 104	13G	Page 2 of 7 Pages

1.    NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                Alpha Capital Anstalt

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)   ☐
                                                                 (b)   ☒

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                                Liechtenstein

5.    SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 545,073 Ordinary Shares

6.    SHARED VOTING POWER - None

7.    SOLE DISPOSITIVE POWER – 545,073 Ordinary Shares

8.    SHARED DISPOSITIVE POWER - None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

                                 545,073 Ordinary Shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                                   ☐

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                5.95%

12.  TYPE OF REPORTING PERSON

                                CO

CUSIP No. M5364E 104	13G	Page 3 of 7 Pages

ITEM 1 (a) NAME OF ISSUER: IncrediMail Ltd.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             2 Kaufman Street, Tel Aviv, Israel 68012

ITEM 2 (a) NAME OF PERSON FILING: Alpha Capital Anstalt

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein

ITEM 2 (c) CITIZENSHIP: Liechtenstein

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Ordinary Shares, par value NIS 0.01 per share

ITEM 2 (e) CUSIP NUMBER:  M5364E 104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 545,073 Ordinary Shares

         (b) PERCENT OF CLASS: 5.95%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                                545,073 Ordinary Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                545,073 Ordinary Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                0 Shares

CUSIP No. M5364E 104	13G	Page 4 of 7 Pages

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 6, 2009
(Date)

/s/ Konrad Ackerman
(Signature)

Alpha Capital Anstalt
By: Konrad Ackerman, Director
(Name/Title)

CUSIP No. M5364E 104	13G	Page 5 of 7 Pages

 1.   NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                Longview Special Finance, Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)   ☐
                                                                 (b)   ☒

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

                                Switzerland

5.    SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 177,291 Ordinary Shares

6.    SHARED VOTING POWER - None

7.    SOLE DISPOSITIVE POWER – 177,291 Ordinary Shares

8.    SHARED DISPOSITIVE POWER - None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

                                177,291 Ordinary Shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                                   ☐

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                1.94%

12.    TYPE OF REPORTING PERSON

                                CO

CUSIP No. M5364E 104	13G	Page 6 of 7 Pages

ITEM 1 (a) NAME OF ISSUER: IncrediMail Ltd.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             2 Kaufman Street, Tel Aviv, Israel 68012

ITEM 2 (a) NAME OF PERSON FILING: Longview Special Finance, Inc.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Lindenstrasse 6, 6341, Baar, Switzerland

ITEM 2 (c) CITIZENSHIP: Switzerland

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Ordinary Shares, par value NIS 0.01 per share

ITEM 2 (e) CUSIP NUMBER:  M5364E 104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 177,291 Ordinary Shares

         (b) PERCENT OF CLASS: 1.94%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                                177,291 Ordinary Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                177,291 Ordinary Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                0 Shares

CUSIP No. M5364E 104	13G	Page 6 of 7 Pages

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                                                                          April 6, 2009
_______________________
(Date)

/s/ Francois Morax
_______________________
(Signature)

Longview Special Finance, Inc.
By: Francois Morax, Director
_______________________
(Name/Title)